Exhibit 99.1

NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2015 RESULTS

•	Solid operating results drive 4% increase in non-GAAP earnings per diluted share, despite a negative impact of 8% from foreign exchange

•	Market share gains and acquisitions offset difficult market conditions and foreign exchange

•	Strong quarterly operating cash flow generation of $19 million

July 30, 2015

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $183.7 million for the second quarter of 2015 compared to $191.3 million for the second quarter of 2014, and earnings per diluted share of $1.13 for the second quarter of 2015 compared to $1.16 for the second quarter of 2014.

Foreign currency translation continued to have a significant impact on the Company’s reported and non-GAAP results. Specifically, net sales for the second quarter of 2015 decreased by 7% due to foreign currency translation while earnings were also negatively impacted by $0.09 per diluted share, or 8%. Despite these impacts from foreign exchange, the Company’s non-GAAP earnings per diluted share increased 4% to $1.15 for the second quarter of 2015 from $1.11 for the second quarter of 2014. Adjusted EBITDA increased 2% to $26.2 million for the second quarter of 2015 from $25.8 million in the second quarter of 2014, despite the impact from changes in foreign exchange rates on the Company’s earnings of 8%, as mentioned above.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased to have delivered another quarter of consistent earnings and strong cash flow despite a variety of market challenges. Foreign exchange headwinds continue to have the most significant impact on our earnings while we were also challenged by global steel industry production being down by approximately 2%. In addition, we are seeing continued weak economic conditions in several regional areas, especially in South America. Our sales have also seen some impact of price adjustments due to lower raw material costs. Despite these headwinds, we have been able to increase our non-GAAP earnings through margin expansion, market share gains and our recent acquisitions.”

Mr. Barry added, “We continue to pursue our key strategic initiatives and acquisitions. Today’s acquisition of Verkol in Spain, a market leader in specialty grease and lubricants, is our eleventh acquisition in the last five years. This is a continuation of our strategy to create shareholder value by using our strong cash flow and balance sheet to grow the Company through acquisitions. Looking forward to the remainder of 2015, while we anticipate a continued strong U.S. Dollar and generally weak market conditions in most countries, we believe market share gains and acquisitions will continue to compensate for these challenges. Overall, I remain confident in Quaker’s future and expect our full year 2015 non-GAAP earnings to increase modestly over 2014, leading to our sixth consecutive year of earnings improvement.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Second Quarter of 2015 Summary

Net sales for the second quarter of 2015 were $183.7 million compared to net sales of $191.3 million for the second quarter of 2014. Increases of 4% in product volume, including additional sales from acquisitions, were more than offset by a decrease of $14.2 million, or 7%, due to the impacts of foreign currency translation.

Gross profit for the second quarter of 2015 increased $2.4 million, or 4%, from the second quarter of 2014, driven by increased product volume on higher gross margin of 38.4% for the second quarter of 2015 compared to 35.7% for the second quarter of 2014. The current quarter’s expansion in gross margin was mainly due to the timing of certain raw material cost decreases compared to the prior year quarter.

The increase in selling, general and administrative expenses (“SG&A”) for the second quarter of 2015 of $1.9 million from the second quarter of 2014 was due to the net impact of several factors. Notably, included in SG&A were incremental costs associated with the Company’s prior year acquisitions and higher labor-related costs, partially offset by decreases from foreign currency translation.

Interest expense was slightly higher in the second quarter of 2015 compared to the second quarter of 2014. The Company had higher average borrowings outstanding in the current quarter to fund the Company’s recent acquisition activity.

Interest income was $0.5 million lower in the second quarter of 2015 compared to the second quarter of 2014, primarily due to interest received on several non-income tax-related credits in the second quarter of 2014.

The Company’s effective tax rates for the second quarters of 2015 and 2014 were 27.1% and 30.6%, respectively. The primary contributor to the decrease in the current quarter’s effective tax rate was lower changes to reserves for uncertain tax positions in the second quarter of 2015.

Equity in net income of associated companies (“equity income”) decreased $1.1 million in the second quarter of 2015 compared to the second quarter of 2014 primarily due to lower equity income from the Company’s interest in a captive insurance company. The Company’s equity income for the second quarter of 2014 also includes a currency conversion charge at the Company’s Venezuelan affiliate.

The $0.1 million decrease in net income attributable to noncontrolling interest in the second quarter of 2015 compared to the second quarter of 2014 was primarily due to the Company’s June 2014 acquisition of the noncontrolling interest in its Australian affiliate.

Changes in foreign exchange rates negatively impacted the second quarter of 2015 net income by $1.2 million, or $0.09 per diluted share.

Year-to-Date 2015 Summary

Net sales for the first six months of 2015 were $365.1 million compared to net sales of $373.0 million for the first six months of 2014. Increases of 6% in product volume, including additional sales from acquisitions, were more than offset by a decrease of $26.3 million, or 7%, due to the impacts of foreign currency translation.

Gross profit for the first six months of 2015 increased $3.6 million, or 3%, compared to the first six months of 2014 driven by increased product volume on higher gross margin of 37.5% for the first six months of 2015 compared to 35.7% for the first six months of 2014. The Company’s expansion in gross margin was mainly due to the timing of certain raw material cost decreases compared to the prior year period.

The increase in SG&A for the first six months of 2015 of $4.6 million from the first six months of 2014 was due to the net impact of several factors. Notably, included in SG&A were incremental costs associated with the Company’s prior year acquisitions and higher labor-related costs, partially offset by decreases from foreign currency translation and a first quarter of 2014 cost related to an amendment to the Company’s pension plan in the United Kingdom (“U.K.”).

Other expense was $0.3 million in the first six months of 2015 compared to $0.4 million in the first six months of 2014. In both periods, the Company’s other expense was driven by foreign exchange transactional losses, net of third party license fee income, with lower net foreign exchange transactional losses in the first six months of 2015 compared to the first six months of 2014.

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Interest expense was $0.1 million higher in the first six months of 2015 compared to the first six months of 2014, primarily due to higher average borrowings outstanding in the current period.

Interest income was $0.7 million lower in the first six months of 2015 compared to the first six months of 2014 due to interest received on several non-income tax-related credits in the first six months of 2014.

The Company’s effective tax rates for the first six months of 2015 and 2014 were 28.8% and 32.5%, respectively. The primary contributors to the decrease in the current year’s effective tax rate were lower changes in reserves related to uncertain tax positions in the first six months of 2015 and certain one-time items that increased the first six months of 2014’s effective tax rate. We currently estimate the full year 2015 effective tax rate will approximate 29%.

Equity income decreased $3.6 million in the first six months of 2015 compared to the first six months of 2014. The decrease was primarily due to a current year currency conversion charge recorded at the Company’s Venezuelan affiliate. Due to changes in Venezuela’s foreign exchange markets and controls, the Company re-assessed its Venezuelan affiliate’s access to U.S. Dollars and its ability to import or trade under the existing exchange markets in the first quarter of 2015, which resulted in the current year charge. This was partially offset by a similar currency charge related to the conversion of Venezuelan Bolivar Fuerte to the U.S. Dollar recorded during the first six months of 2014. In addition, there was lower equity income from the Company’s interest in a captive insurance company during the first six months of 2015 compared to the first six months of 2014.

The $0.5 million decrease in net income attributable to noncontrolling interest in the first six months of 2015 compared to the first six months of 2014 was primarily due to the Company’s June 2014 acquisition of the noncontrolling interest in its Australian affiliate.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan Bolivar Fuerte, noted above, negatively impacted the first six months of 2015 net income by $2.2 million, or $0.17 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $19.2 million for the second quarter of 2015 increased its year-to-date net operating cash flow to $27.3 million compared to $8.3 million for the first six months of 2014. The increase of $19.0 million in net operating cash flows was driven by higher operating performance and lower cash invested in the Company’s working capital during the first six months of 2015 due to continued improvement in working capital management. Most notably, cash outflows from accounts receivables decreased significantly in the first six months of 2015, primarily due to the timing of sales around quarter end and improvements in timing of cash receipts. Also, included in the Company’s second quarter of 2015 net cash flow were repurchases of 18,854 shares of its common stock for $1.6 million, pursuant to the share repurchase program announced in May, 2015. Overall, the Company’s liquidity remains strong, as its cash position exceeded its debt at June 30, 2015, and the Company’s consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release are non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.13	$1.16	$1.90	$2.13
Equity loss (income) in a captive insurance company per diluted share	0.01	(0.09)	(0.05)	(0.15)
U.K. pension plan amendment per diluted share	—	—	—	0.05
U.S. customer bankruptcy per diluted share	0.01	—	0.01	—
Cost streamlining initiatives per diluted share	—	0.02	0.01	0.02
Currency conversion impact of the Venezuelan Bolivar Fuerte per diluted share	—	0.02	0.21	0.02
Non-GAAP earnings per diluted share	$1.15	$1.11	$2.08	$2.07

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Quaker Chemical Corporation	$15,038	$15,427	$25,416	$28,157
Depreciation and amortization	4,666	3,824	9,364	7,712
Interest expense	607	581	1,194	1,106
Taxes on income before equity in net income of associated companies	5,724	6,538	11,083	13,084
Equity loss (income) in a captive insurance company	100	(1,225)	(695)	(2,071)
U.K. pension plan amendment	—	—	—	902
U.S. customer bankruptcy	111	—	111	—
Cost streamlining initiatives	—	348	173	348
Currency conversion impact of the Venezuelan Bolivar Fuerte	—	321	2,806	321
Adjusted EBITDA	$26,246	$25,814	$49,452	$49,559

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the second quarter of 2015 results is scheduled for July 31, 2015 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$183,726	$191,286	$365,056	$372,960

Cost of goods sold	113,109	123,070	228,111	239,630

Gross profit	70,617	68,216	136,945	133,330
%	38.4%	35.7%	37.5%	35.7%

Selling, general and administrative expenses	49,172	47,271	97,636	93,012

Operating income	21,445	20,945	39,309	40,318
%	11.7%	10.9%	10.8%	10.8%

Other (expense) income, net	(88)	117	(282)	(356)
Interest expense	(607)	(581)	(1,194)	(1,106)
Interest income	375	895	695	1,348
Income before taxes and equity in net income of associated companies	21,125	21,376	38,528	40,204

Taxes on income before equity in net income of associated companies	5,724	6,538	11,083	13,084
Income before equity in net income of associated companies	15,401	14,838	27,445	27,120

Equity in net income (loss) of associated companies	11	1,104	(1,426)	2,131

Net income	15,412	15,942	26,019	29,251

Less: Net income attributable to noncontrolling interest	374	515	603	1,094

Net income attributable to Quaker Chemical Corporation	$15,038	$15,427	$25,416	$28,157
%	8.2%	8.1%	7.0%	7.5%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.13	$1.17	$1.91	$2.13
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.13	$1.16	$1.90	$2.13

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$65,784	$64,731
Accounts receivable, net	187,415	189,484
Inventories, net	77,041	77,708
Prepaid expenses and other current assets	20,614	19,595
Total current assets	350,854	351,518

Property, plant and equipment, net	81,370	85,763
Goodwill	76,017	77,933
Other intangible assets, net	66,034	70,408
Investments in associated companies	20,078	21,751
Deferred income taxes	20,740	24,411
Other assets	32,971	33,742
Total assets	$648,064	$665,526

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$397	$403
Accounts and other payables	74,762	78,977
Accrued compensation	13,784	19,853
Other current liabilities	24,997	25,668
Total current liabilities	113,940	124,901
Long-term debt	61,694	75,328
Deferred income taxes	7,454	8,584
Other non-current liabilities	86,450	91,578
Total liabilities	269,538	300,391

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2015 - 13,336,918 shares; 2014 - 13,300,891 shares	13,337	13,301
Capital in excess of par value	103,082	99,056
Retained earnings	315,060	299,524
Accumulated other comprehensive loss	(60,771)	(54,406)
Total Quaker shareholders' equity	370,708	357,475
Noncontrolling interest	7,818	7,660
Total equity	378,526	365,135
Total liabilities and equity	$648,064	$665,526

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$26,019	$29,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,117	6,084
Amortization	3,247	1,628
Equity in undistributed earnings of associated companies, net of dividends	1,487	(1,931)
Deferred compensation and other, net	1,325	3,340
Stock-based compensation	3,169	2,732
Gain on disposal of property, plant and equipment and other assets	(69)	(97)
Insurance settlements realized	(301)	(980)
Pension and other postretirement benefits	1,019	(926)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(2,344)	(20,563)
Inventories	(1,993)	(7,568)
Prepaid expenses and other current assets	(4,057)	1,157
Accounts payable and accrued liabilities	(6,301)	(3,873)
Net cash provided by operating activities	27,318	8,254

Cash flows from investing activities
Investments in property, plant and equipment	(4,277)	(5,521)
Payments related to acquisitions, net of cash acquired	528	-
Proceeds from disposition of assets	102	128
Insurance settlement interest earned	20	23
Change in restricted cash, net	281	957
Net cash used in investing activities	(3,346)	(4,413)

Cash flows from financing activities
Proceeds from long-term debt	-	7,500
Repayment of long-term debt	(12,699)	(248)
Dividends paid	(7,991)	(6,607)
Stock options exercised, other	534	(33)
Payments for repurchase of common stock	(1,630)	-
Excess tax benefit related to stock option exercises	378	267
Purchase of a noncontrolling interest in an affiliate	-	(7,532)
Payment of acquisition-related earnout liability	-	(4,709)
Distributions to noncontrolling affiliate shareholders	-	(657)
Net cash used in financing activities	(21,408)	(12,019)

Effect of exchange rate changes on cash	(1,511)	(82)
Net increase (decrease) in cash and cash equivalents	1,053	(8,260)
Cash and cash equivalents at the beginning of the period	64,731	68,492
Cash and cash equivalents at the end of the period	$65,784	$60,232